Exhibit 99.1

DAVE & BUSTER’S, INC. REPORTS INCREASE IN
BOTH SECOND QUARTER NET INCOME AND SAME STORE REVENUES

DALLAS-September 8, 2004-Dave & Buster’s, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, announced earnings for its second quarter and 26 weeks ended August 1, 2004.

Total revenue for the second quarter increased 1.7 percent to $89.8 million from $88.3 million in the prior year’s comparable quarter. Food and beverage revenue increased 3.1 percent, and amusement and other revenue increased 0.3 percent. Revenue from comparable stores increased 0.5 percent for the quarter. Special event revenue on a comparable store basis was 13.4 percent of total revenue, compared to 12.2 percent of total revenue in the second quarter last year. Operating income for the quarter was $4.5 million, compared to $4.0 million in the prior year. Net income for the quarter was $2.2 million, or $0.16 per diluted share, compared to $1.5 million, or $0.11 per diluted share for the same period last year. The number of diluted shares outstanding increased 22.5 percent to 16.486 million shares in the current quarter, compared to 13.458 million shares in the second quarter of last year, primarily as a result of the convertible debt issues during last fiscal year. During the second quarter last year, the company incurred certain one-time charges totaling $0.8 million, or $0.04 per diluted share. Without these charges, operating income would have been $4.7 million last year and net income would have been $2.0 million, or $0.15 per diluted share.

Total revenues for the 26-week period increased 2.7 percent to $184.8 million from $179.9 million for the comparable period last year. Food and beverage revenue increased 3.0 percent, and amusement and other revenue increased 2.5 percent. Special event revenue on a comparable store basis was 13.0 percent of total revenue, compared to 12.2 percent of total revenue in the comparable period last year. Operating income was $11.5 million, compared to $10.6 million for the prior year. Net income was $5.8 million, or $0.40 per diluted share, compared to $4.5 million, or $0.34 per diluted share, in the prior year. The number of diluted shares outstanding increased 22.4 percent to 16.376 million, for the 26 weeks compared to 13.383 million during the same period last year.

“We continue to improve the overall profitability of the company,” remarked Buster Corley, the company’s CEO. “We now have six consecutive quarters of improved year-over-year earnings through a difficult economy. We are pleased with our progress and have confidence in the D&B team’s ability to perform.”

“We obviously are very pleased with the second quarter results,” stated Dave Corriveau, President of the company. “The construction of our new store in Arcadia, CA is on target to open on September 29, 2004. We are optimistic that this store will be a very good performer for us.”

“We remain confident in our earnings guidance of $0.89 to $0.92 per diluted share and revenue guidance of $379 million to $382 million for the fiscal year which ends on January 30, 2005,” commented W. C. Hammett, the company’s CFO. “This does not include the previously disclosed potential acquisition of certain assets of Jillian’s

Entertainment Holdings, Inc. If we ultimately are the successful bidder for these assets, we will adjust our guidance accordingly.”

The company will hold a conference call on Wednesday, September 8 at 11:30 a. m. EDT (10:30 a.m. CDT) to discuss the results. The call will be Webcast by both CCBN and Vcall and can be accessed via Dave & Buster’s Web site, www.daveandbusters.com. Individual investors can listen to the call through CCBN’s individual investor center, www.companyboardroom.com, or PrecisionIR’s Webcast site, www.vcall.com. In addition, investors can access the call by visiting any of the investor sites in the CCBN or PrecisionIR Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, www.streetevents.com. The Webcast will be archived on the company’s Web site and available for replay through September 22, 2004.

Celebrating over 21 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s website, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 1, 2004	February 1, 2004
	ASSETS
Current assets:
Cash and cash equivalents	$5,037	$3,897
Other current assets	32,338	31,460

Total current assets	37,375	35,357
Property and equipment, net	248,517	247,161
Other assets and deferred charges	14,431	13,371

Total assets	$300,323	$295,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$34,512	$35,577
Other long-term liabilities	27,204	27,222
Long-term debt	47,167	50,201
Stockholders’ equity:
Common stock	134	132
Paid-in capital	121,167	118,669
Restricted stock awards	1,124	905
Retained earnings	70,861	65,029

	193,286	184,735
Less: treasury stock	1,846	1,846

Total stockholders’ equity	191,440	182,889

Total liabilities and stockholders’ equity	$300,323	$295,889

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 1, 2004		August 3, 2003
Food and beverage revenues	$47,030	52.3%	$45,613	51.7%
Amusement and other revenues	42,814	47.7%	42,696	48.3%

Total revenues	89,844	100.0%	88,309	100.0%
Cost of revenues	17,283	19.2%	16,544	18.7%
Operating payroll and benefits	25,545	28.4%	25,951	29.4%
Other store operating expenses	29,123	32.4%	28,058	31.8%
General and administrative expenses	5,800	6.5%	6,396	7.2%
Depreciation and amortization expense	7,417	8.3%	7,394	8.4%
Preopening costs	136	0.2%	—	—

Total operating expenses	85,304	95.0%	84,343	95.5%

Operating income	4,540	5.0%	3,966	4.5%
Interest expense, net	1,102	1.2%	1,748	2.0%

Income before provision for income taxes	3,438	3.8%	2,218	2.5%
Provision for income taxes	1,214	1.3%	754	0.8%

Net income	$2,224	2.5%	$1,464	1.7%

Net income per share
Basic	$0.17		$0.11
Diluted	$0.16		$0.11
Weighted average shares outstanding
Basic weighted average shares outstanding	13,319		13,116
Diluted weighted average shares outstanding	16,486		13,458
Other information:
Company operated stores open	33		32

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants. The computation of EBITDA follows:

Total net income	$2,224	$1,464
Add back: depreciation and amortization	7,417	7,394
interest expense, net	1,102	1,748
provision for income taxes	1,214	754

	$11,957	$11,360

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	26 Weeks Ended		26 Weeks Ended
	August 1, 2004		August 3, 2003
Food and beverage revenues	$96,051	52.0%	$93,277	51.9%
Amusement and other revenues	88,759	48.0%	86,619	48.1%

Total revenues	184,810	100.0%	179,896	100.0%
Cost of revenues	35,004	18.9%	33,215	18.5%
Operating payroll and benefits	52,473	28.4%	52,750	29.3%
Other store operating expenses	58,715	31.8%	56,250	31.2%
General and administrative expenses	12,096	6.5%	12,335	6.9%
Depreciation and amortization expense	14,883	8.1%	14,701	8.2%
Preopening costs	139	0.1%	—	—

Total operating expenses	173,310	93.8%	169,251	94.1%

Operating income	11,500	6.2%	10,645	5.9%
Interest expense, net	2,580	1.4%	3,808	2.1%

Income before provision for income taxes	8,920	4.8%	6,837	3.8%
Provision for income taxes	3,078	1.6%	2,324	1.3%

Net income	$5,842	3.2%	$4,513	2.5%

Net income per share
Basic	$0.44		$0.34
Diluted	$0.40		$0.34
Weighted average shares outstanding
Basic weighted average shares outstanding	13,262		13,103
Diluted weighted average shares outstanding	16,376		13,383
Other information:
Company operated stores open	33		32

     EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants. The computation of EBITDA follows:

Total net income	$5,842	$4,513
Add back: depreciation and amortization	14,883	14,701
interest expense, net	2,580	3,808
provision for income taxes	3,078	2,324

	$26,383	$25,346

DAVE & BUSTER’S, INC.

Consolidates Statements of Cash Flow
(dollars in thousands)
(unaudited)

	26 Weeks Ended	26 Weeks Ended
	August 1, 2004	August 3, 2003
Cash flows from operating activities:
Net income	$5,842	$4,513
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	14,883	14,701
Deferred income tax benefit	(1,998)	(52)
Tax benefit related to stock options	493	52
Restricted stock awards	219	149
Warrants related to convertible debt	128	—
(Gain) loss on sale of assets	(47)	72
Changes in operating assets and liabilities
Inventories	(167)	1,036
Prepaid expenses	(1,582)	(144)
Other current assets	871	(29)
Other assets and deferred charges	(1,066)	281
Accounts payable	507	(1,255)
Accrued liabilities	929	690
Income taxes payable	(2,007)	2,286
Other liabilities	1,485	934

Net cash provided by operating activities	18,490	23,234
Cash flows from investing activities:
Capital expenditures	(16,580)	(13,718)
Proceeds from sales of property and equipment	390	245

Net cash used in investing activities	(16,190)	(13,473)

Cash flows from financing activities:
Borrowings under long-term debt	3,250	5,250
Repayments of long-term debt	(6,417)	(11,700)
Proceeds from exercises of stock options	2,007	368

Net cash used in financing activities	(1,160)	(6,082)

Increase in cash and cash equivalents	1,140	3,679
Beginning cash and cash equivalents	3,897	2,530

Ending cash and cash equivalents	$5,037	$6,209